UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 24, 2014

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

10 S. First Avenue
Walla Walla, Washington  99362
(Address of principal executive offices and zip code)

(509) 527-3636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On April 24, 2014, Banner Corporation (the “Company”) announced that it had entered into an Asset Purchase Agreement (the “Agreement”) with Idaho Bancorp, the bank holding company for Idaho Banking Company.  Pursuant to the Agreement, the Company will purchase all of the stock and equity interests in Idaho Banking Company and merge it with and into Banner Bank, the Company’s subsidiary bank.

As part of the transaction, the Company will pay Idaho Bancorp $2.6 million for all of its stock and equity interest in Idaho Banking Company.  In addition, and as contemplated by the Agreement, Idaho Bancorp will file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and a sale will be conducted under Section 363 of the Bankruptcy Code.

The bankruptcy filing by Idaho Bancorp will only affect Idaho Bancorp and will not impact the operations of Idaho Banking Company.  Idaho Banking Company will continue to operate separately from Idaho Bancorp, will serve its customers and conduct business as usual, and its customer deposits will continue to be insured to the fullest extent allowable by the Federal Deposit Insurance Corporation.  The closing of the transaction is anticipated to take place in the third quarter of 2014 with Idaho Banking Company merging with and into Banner Bank as provided by the Agreement.

The press release announcing the transaction is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is being filed herewith and this list shall constitute the exhibit index:

99.1     Press Release of Banner Corporation dated April 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: April 24, 2014	By: /s/Lloyd W. Baker
Lloyd W. Baker
Executive Vice President and Chief Financial Officer